Exhibit 99.1

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

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May 6, 2020	GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS FIRST QUARTER 2020 EARNINGS

Jasper, Indiana: May 6, 2020 -- German American Bancorp, Inc. (NASDAQ: GABC) reported quarterly earnings of $12.5 million, or $0.47 per share, for the quarter ending on March 31, 2020. The quarterly earnings performance was inclusive of a $5.2 million provision for loan losses as the Company increased its allowance for loan losses in anticipation of the expected economic downturn related to the COVID-19 pandemic. The first quarter 2020 performance compared to fourth quarter 2019 net income of $15.8 million, or $0.59 per share, and to first quarter 2019 net income of $15.1 million, or $0.60 per share. The operating results comparisons reflect the inclusion of the acquisition of Citizens First Corporation of Bowling Green, Kentucky on July 1, 2019.

End-of-period loans, as of March 31, 2020, were approximately $3.0 billion, which represented an increase of $306 million, or approximately 11% from end-of-period loans as of March 31, 2019. Total deposits at March 31, 2020 of approximately $3.5 billion increased by $413 million, or approximately 13%, relative to first quarter end-of-period total deposits in the prior year. The increase in end-of-period loans and deposits as of March 31, 2020, as compared to March 31, 2019, was largely related to the acquisition of Citizens First.

Commenting on the Company’s first quarter performance, Mark A. Schroeder, German American’s Chairman & CEO, stated, "We’re extremely pleased to report solid profitability for the first quarter of 2020. As we enter a period of economic uncertainty, we do so from a position of strength. In the face of increasing our allowance for credit losses to $36.6 million (in addition to net discounts on acquired loans of $12.0 million), which represents a strong 1.22% of total loans, we produced $12.5 million in earnings for the quarter, increased quarter-end tangible book value to $17.00 per share, reflecting a 16% increase over the past year since March 31, 2019, and continued our historic disciplined approach to lending, which resulted in strong credit metrics, including an end-of-period non-performing asset ratio of 0.44%. From a liquidity perspective, we had a significant level of on balance sheet liquidity on March 31, 2020, as indicated by a loan to deposit ratio of 87% and a loan to earning assets ratio of 76%. In terms of capital strength, the Company's capital ratios as of March 31, 2020 significantly exceeded well capitalized standards with a total risk-based capital ratio of 14.71%, a common equity tier 1 capital ratio of 12.52% and a tangible common equity ratio of 10.75%.

Schroeder continued, “With the exponential spread of COVID-19 late in the quarter, our focus turned to ensuring the health and well-being of our customers and employees, meeting the liquidity needs of our clients, and supporting the communities we serve. We have enhanced and implemented our pandemic contingency plan, which includes promoting social distancing in all aspects of our business by operating all our banking offices utilizing drive-thru services with limited lobby access by appointment only, educating our customers on a multitude of electronic delivery options, such as mobile banking, online banking, bill pay, treasury management

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

2 of 15

and automated/interactive teller machines, instituting remote work arrangements for a significant number of our employees, and separating individual departments to create redundancy capabilities for all critical functions. Additionally, we have been proactive in making contributions to local COVID-19 relief funds, offering payment deferral options to business and consumer clients, as well as providing access to other government sponsored programs, such as the paycheck protection program for small businesses.”

In closing, Schroeder added, “I’m extremely proud of our German American team, who have risen to every challenge we’ve faced in connection with the pandemic and consistently delivered on our promise of customer service excellence without regard to the difficulty of doing so in the current environment. We have received numerous comments from our customers complimenting team members for their exceptional service and thanking us for providing their business, family, employees and the communities we serve with a critical lifeline in these difficult times. I would be remiss if I didn’t likewise express my sincere appreciation to each and every German American team member. It is their time and talent that makes our Company one of the finest community banking organizations in our region.”

The Company previously announced on April 28, 2020 that its Board of Directors had declared a regular quarterly cash dividend of $0.19 per share, which will be payable on May 20, 2020 to shareholders of record as of May 10, 2020.

COVID-19 Pandemic Loan Information

The Company is participating in the Paycheck Protection Program (“PPP”) for loans provided through the Small Business Administration (“SBA”), as established under the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act"). Under this program, the Company has lent funds primarily to its existing loan and/or deposit customers, based on a pre-determined SBA-developed formula, intended to incentivize small business owners to retain their employees. The PPP was designed such that a loan originated under this program will be forgiven if the small business retains its employees and level of payroll through the first two months of the loan. These loans carry a customer interest rate of 1.00% plus a processing fee that varies depending on the balance of the loan at origination and have a two-year maturity. As of April 30, 2020, the Company has committed approximately $352.6 million, on 2,669 PPP loan relationships, under this program, with processing fees estimated to total approximately $12.5 million.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

3 of 15

In response to requests from borrowers who have experienced pandemic-related business or personal cash flow interruptions, and in accordance with recently issued regulatory guidance, the Company has made short-term loan modifications involving both interest only and full payment deferrals. As of April 30, 2020 the following payment modifications have been made:

Type of Loans	Number of Loans	Loan Balance	% of Loan Balance
(dollars in thousands)
Commercial & Industrial Loans	214	$44,992	8.5%
Commercial Real Estate Loans	290	$172,232	11.7%
Agricultural Loans	6	$884	0.2%
Consumer Loans	62	$1,093	0.4%
Residential Mortgage Loans	75	$14,737	5.1%
Total	647	$233,938	7.9%

The Company tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As a result of the COVID-19 pandemic, the Company has initially identified loan segments that could represent a potentially higher level of credit risk, as many of these customers may have incurred a significant negative impact to their businesses as a result of governmental stay-at-home orders and travel restrictions. At April 30, 2020, the Company had the following exposure to these potentially sensitive COVID-19 identified loan segments:

Industry Segment	Number of Loans	Outstanding Balance	% of Total Loans
(dollars in thousands)
Lodging / Hotels	52	$126,400	4.3%
Retail Shopping / Strip Centers	62	$94,049	3.2%
Student Housing	109	$93,722	3.2%
Restaurants	189	$45,777	1.5%

Balance Sheet Highlights

Total assets for the Company totaled $4.324 billion at March 31, 2020, representing a decline of $73.8 million, or 7% on an annualized basis, compared with December 31, 2019 and an increase of $428.3 million, or 11%,

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

4 of 15

compared with March 31, 2019. The increase in total assets as of March 31, 2020 compared to a year ago was driven largely by the acquisition of Citizens First Corporation ("Citizens First"). On July 1, 2019, the Company completed its acquisition of Citizens First and its subsidiary bank, Citizen First Bank, Inc. Citizens First, headquartered in Bowling Green, Kentucky, operated eight retail banking offices through Citizens First Bank, Inc. in Barren, Hart, Simpson and Warren Counties in Kentucky.

March 31, 2020 total loans declined $63.6 million, or 8% on an annualized basis, compared with December 31, 2019 and increased $306.0 million, or 11%, compared with March 31, 2019. The decline in loans during the first quarter of 2020 compared with year-end 2019 was impacted by elevated pay-offs and reduced line utilization within the commercial loan portfolio, a seasonal decline in the agricultural loan portfolio and continued pay-downs in the Company's residential loan portfolio related to the current interest rate environment. The increase in outstanding loans as of March 31, 2020 compared to a year ago was largely attributable to the acquisition of Citizens First.

End of Period Loan Balances	3/31/2020	12/31/2019	3/31/2019
(dollars in thousands)

Commercial & Industrial Loans	$565,780	$589,758	$555,967
Commercial Real Estate Loans	1,489,353	1,495,862	1,212,090
Agricultural Loans	366,286	384,526	347,999
Consumer Loans	303,447	306,972	281,724
Residential Mortgage Loans	293,550	304,855	314,634
	$3,018,416	$3,081,973	$2,712,414

The Company’s allowance for credit losses totaled $36.6 million at March 31, 2020 compared to $16.3 million at December 31, 2019 and $16.2 million at March 31, 2019. The allowance for credit losses represented 1.22% of period-end loans at March 31, 2020 compared with 0.53% of period-end loans at December 31, 2019 and 0.60% of period-end loans at March 31, 2019.

The Company adopted ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) ("CECL") on January 1, 2020. As a result, the Company recognized a one-time cumulative adjustment to the allowance for credit losses of $15.7 million. The increase was primarily related to the Company's acquired loan portfolio which totaled approximately $851.1 million at the time of adoption. The increase included $6.9 million in non-accretable credit marks allocated to purchased credit deteriorated loans which were grossed up between loans and the allowance for credit losses. Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of March 31, 2020, the Company held net discounts on acquired loans of $12.0 million.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

5 of 15

In addition, the allowance for credit losses increased during the quarter ended March 31, 2020, as a result of the Company recording a $5.2 million provision for credit losses while recording net charge-offs of approximately $440,000. The provision for credit losses was elevated in the first quarter of 2020 primarily due to the recent developments related to the COVID-19 pandemic and the resulting impact on the economic assumptions used in the CECL model.

Non-performing assets totaled $19.1 million at March 31, 2020 compared to $14.4 million at December 31, 2019 and $13.1 million at March 31, 2019. Non-performing assets represented 0.44% of total assets at March 31, 2020, 0.33% at December 31, 2019, and 0.34% at March 31, 2019. Non-performing loans totaled $18.5 million at March 31, 2020 compared to $14.0 million at December 31, 2019 and $12.4 million at March 31, 2019. Non-performing loans represented 0.61% of total loans at March 31, 2020 compared to 0.45% at December 31, 2019 and 0.46% at March 31, 2019. The increase in the level of non-performing assets and non-performing loans at March 31, 2020 compared with year-end 2019 was attributable to the $6.9 million gross-up of purchased credit deteriorated loans upon the adoption of the CECL standard.

Non-performing Assets
(dollars in thousands)
	3/31/2020	12/31/2019	3/31/2019
Non-Accrual Loans	$18,099	$13,802	$12,036
Past Due Loans (90 days or more)	355	190	393
Total Non-Performing Loans	18,454	13,992	12,429
Other Real Estate	625	425	685
Total Non-Performing Assets	$19,079	$14,417	$13,114

Restructured Loans	$116	$116	$119

March 31, 2019 total deposits increased $48.5 million, or 6% on an annualized basis, compared to December 31, 2019 and increased $413.3 million, or 14%, compared with March 31, 2019. The increase in total deposits at March 31, 2020 compared with March 31, 2019 was largely related to the acquisition of Citizens First.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

6 of 15

End of Period Deposit Balances	3/31/2020	12/31/2019	3/31/2019
(dollars in thousands)

Non-interest-bearing Demand Deposits	$869,847	$832,985	$723,995
IB Demand, Savings, and MMDA Accounts	2,008,757	1,965,640	1,706,913
Time Deposits < $100,000	303,519	314,789	248,686
Time Deposits > $100,000	296,391	316,607	385,576
	$3,478,514	$3,430,021	$3,065,170

Results of Operations Highlights – Quarter ended March 31, 2020

Net income for the quarter ended March 31, 2020 totaled $12,472,000, or $0.47 per share, a decline of 20% on a per share basis compared with the fourth quarter 2019 net income of $15,820,000, or $0.59 per share, and a decline of 22% on a per share basis compared with the first quarter 2019 net income of $15,067,000, or $0.60 per share. The decline in net income and earnings per share during the first quarter of 2020 was largely attributable to an increased level of provision for credit losses related to economic uncertainties and stress related to the COVID-19 pandemic.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

7 of 15

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	March 31, 2020			December 31, 2019			March 31, 2019

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$45,687	$158	1.39%	$31,521	$133	1.66%	$24,538	$141	2.32%
Securities	869,969	6,205	2.85%	866,889	6,462	2.98%	825,625	6,549	3.17%
Loans and Leases	3,059,398	37,936	4.98%	3,076,509	41,486	5.35%	2,718,808	35,207	5.24%
Total Interest Earning Assets	$3,975,054	$44,299	4.48%	$3,974,919	$48,081	4.81%	$3,568,971	$41,897	4.74%

Liabilities
Demand Deposit Accounts	$847,891			$839,906			$691,107
IB Demand, Savings, and
MMDA Accounts	$1,993,171	$2,956	0.60%	$1,968,365	$3,220	0.65%	$1,731,118	$2,695	0.63%
Time Deposits	638,460	2,701	1.70%	679,005	3,011	1.76%	646,726	2,721	1.71%
FHLB Advances and Other Borrowings	236,148	1,658	2.82%	256,163	1,692	2.62%	330,463	2,182	2.68%
Total Interest-Bearing Liabilities	$2,867,779	$7,315	1.03%	$2,903,533	$7,923	1.08%	$2,708,307	$7,598	1.14%

Cost of Funds			0.74%			0.79%			0.86%
Net Interest Income		$36,984			$40,158			$34,299
Net Interest Margin			3.74%			4.02%			3.88%

During the first quarter of 2020, net interest income totaled $36,256,000, a decline of $3,159,000, or 8%, compared to the fourth quarter of 2019 net interest income of $39,415,000 and an increase of $2,665,000, or 8%, compared to the first quarter of 2019 net interest income of $33,951,000. The decreased level of net interest income during the first quarter of 2020 compared with the fourth quarter of 2019 was primarily attributable to a decreased tax equivalent net interest margin. The increased level of net interest income during the first quarter of 2020 compared with the first quarter of 2019 was primarily the result of the acquisition Citizens First partially mitigated by a lower net interest margin.

The tax equivalent net interest margin for the quarter ended March 31, 2020 was 3.74% compared with 4.02% in the fourth quarter of 2019 and 3.88% in the first quarter of 2019. The lower net interest margin during the first quarter of 2020 compared with both the fourth quarter of 2019 and the first quarter of 2019 was attributable to lower market interest rates and lower levels of accretion of loan discounts on acquired loans. Accretion of

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

8 of 15

loan discounts on acquired loans contributed approximately 14 basis points to the net interest margin on an annualized basis in the first quarter of 2020, 36 basis points in the fourth quarter of 2019 and 16 basis points in the first quarter of 2019.

During the quarter ended March 31, 2020, the Company recorded a provision for credit loss of $5,150,000 compared with a provision for loan loss of $1,600,000 in the fourth quarter of 2019 and compared with a provision for loan loss of $675,000 during the first quarter of 2019. The increase in the provision for credit losses compared to both the first and fourth quarter of 2019 was primarily due to the recent developments related to the COVID-19 pandemic and the resulting impact on the economic assumptions used in the CECL model.

Net charge-offs totaled $440,000 or 6 basis points on an annualized basis of average loans outstanding during the first quarter of 2020, compared with $1,191,000 or 15 basis point on an annualized basis of average loans during the fourth quarter of 2019 and compared with $255,000 or 4 basis points of average loans during the first quarter of 2019.

During the quarter ended March 31, 2020, non-interest income totaled $14,081,000, an increase of $2,803,000, or 25%, compared with the fourth quarter of 2019 and an increase of $2,423,000, or 21%, compared with the first quarter of 2019.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	3/31/2020	12/31/2019	3/31/2019
(dollars in thousands)

Trust and Investment Product Fees	$2,031	$1,913	$1,567
Service Charges on Deposit Accounts	2,237	2,399	1,900
Insurance Revenues	3,229	1,923	3,205
Company Owned Life Insurance	1,222	453	884
Interchange Fee Income	2,482	2,485	2,095
Other Operating Income	427	868	871
Subtotal	11,628	10,041	10,522
Net Gains on Loans	1,863	973	981
Net Gains on Securities	590	264	155
Total Non-interest Income	$14,081	$11,278	$11,658

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

9 of 15

Trust and investment product fees increased $118,000, or 6%, during the first quarter of 2020 compared with the fourth quarter of 2019 and increased $464,000, or 30%, compared with the first quarter of 2019. The increase in both comparative periods was primarily attributable to fees generated from increased assets under management in the Company's wealth management group.

Service charges on deposit accounts declined $162,000, or 7%, during the first quarter of 2020 compared with the fourth quarter of 2019 and increased $337,000, or 18%, compared with the first quarter of 2019. The decline during the first quarter of 2020 compared with the fourth quarter of 2019 was largely related to seasonal declines in deposit fees, while the increase during the first quarter of 2020 compared with first quarter of 2019 was largely attributable to the acquisition completed during 2019.

Insurance revenues increased $1,306,000, or 68%, during the quarter ended March 31, 2020, compared with the fourth quarter of 2019 and increased $24,000, or 1%, compared with the first quarter of 2019. The increase during the first quarter of 2020 compared with the fourth quarter of 2019 was primarily due to increased contingency revenue. Contingency revenue during the first quarter of 2020 totaled $1,319,000 compared with no contingency revenue during the fourth quarter of 2019 and $1,375,000 during the first quarter of 2019. Contingency revenue is reflective of claims and loss experience with insurance carriers that the Company represents through its property and casualty insurance agency. Typically, the majority of contingency revenue is recognized during the first quarter of the year.

Company owned life insurance revenue increased $769,000, or 170%, during the quarter ended March 31, 2020, compared with the fourth quarter of 2019 and increased $338,000, or 38%, compared with the first quarter of 2019. The increased revenue in the first quarter of 2020 was largely related to death benefits of $838,000 received from life insurance policies during the first quarter of 2020. Death benefits received from life insurance policies totaled $72,000 in the fourth quarter of 2019 and $554,000 received from life insurance policies during the first quarter of 2019.

Interchange fees remained relatively flat during the first quarter of 2020 compared with the fourth quarter of 2019 and increased $387,000, or 18%, compared with the first quarter of 2019. The increase during the first quarter of 2020 compared with the first quarter of 2019 was largely attributable to increased card utilization by customers and the acquisition completed during 2019.

Net gains on sales of loans increased $890,000, or 91%, during the first quarter of 2020 compared with the fourth quarter of 2019 and increased $882,000, or 90%, compared with the first quarter of 2019. The increase during the first quarter of 2020 in the net gain on sale compared with the fourth quarter of 2019 was generally attributable to higher pricing levels on loans sold and an increased level of commitments to originate loans which resulted in a higher fair value adjustment on those commitments. The increase during the first quarter

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

10 of 15

of 2020 compared with the first quarter of 2019 was generally attributable to higher sales volumes and an increased level of commitments to originate loans which resulted in a higher fair value adjustment on those commitments. Loan sales totaled $56.2 million during the first quarter of 2020, compared with $56.6 million during the fourth quarter of 2019 and $28.9 million during the first quarter of 2019.

Other operating income declined $441,000, or 51%, during the quarter ended March 31, 2020 compared with the fourth quarter of 2019 and declined $444,000, or 51%, compared with the first quarter of 2019. The decline during the first quarter of 2020 compared with both comparative periods was largely attributable to the fair value adjustments associated with interest rate swap transactions with loan customers.

During the quarter ended March 31, 2020, non-interest expense totaled $30,328,000, an increase of $504,000, or 2%, compared with the fourth quarter of 2019, and an increase of $3,569,000, or 13%, compared with the first quarter of 2019. The increased level of non-interest expense during the first quarter of 2020 compared with the first quarter of 2019 was largely attributable to the acquisition of Citizens First on July 1, 2019.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	3/31/2020	12/31/2019	3/31/2019
(dollars in thousands)

Salaries and Employee Benefits	$17,400	$17,145	$15,044
Occupancy, Furniture and Equipment Expense	3,581	3,594	3,219
FDIC Premiums	—	—	288
Data Processing Fees	1,686	1,681	1,583
Professional Fees	1,084	849	1,327
Advertising and Promotion	1,071	1,370	870
Intangible Amortization	960	1,012	843
Other Operating Expenses	4,546	4,173	3,585
Total Non-interest Expense	$30,328	$29,824	$26,759

Salaries and benefits increased $255,000, or 1%, during the quarter ended March 31, 2020 compared with the fourth quarter of 2019 and increased $2,356,000, or 16%, compared with the first quarter of 2019. The increase in salaries and benefits during the first quarter of 2020 compared with the first quarter of 2019 was primarily attributable to an increased number of full-time equivalent employees due in part to the acquisition of Citizens First.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

11 of 15

Occupancy, furniture and equipment expense remained relatively stable during the first quarter of 2020 compared with the fourth quarter of 2019 and increased $362,000, or 11%, compared to the first quarter of 2019. The increase during the first quarter of 2020 compared with the first quarter of 2019 was primarily due to the operating costs of the Citizens First branch network.

Professional fees increased $235,000, or 28%, during the first quarter of 2020 compared with the fourth quarter of 2019 and declined $243,000, or 18%, compared with the first quarter of 2019. The increase during the first quarter of 2020 compared to the fourth quarter of 2019 was due in large part to professional fees related to CECL implementation and the Company's annual meeting. The decline during the first quarter of 2020 compared to the first quarter of 2019 was due in primarily to acquisition-related professional fees expensed in the first quarter of 2019.

Advertising and promotion expense declined $299,000, or 22%, in the first quarter of 2020 compared with the fourth quarter of 2019 and increased $201,000, or 23%, compared with the first quarter of 2019. The decline in the first quarter of 2020 compared with the fourth quarter of 2019 was largely related to an elevated level of contributions during the fourth quarter of 2019. The increase in advertising and promotion expense during the first quarter of 2020 compared with the first quarter of 2019 was largely related to general advertising costs related to the Company's expanded footprint from the merger and acquisition activity during 2018 and 2019.

Intangible amortization declined $52,000, or 5%, during the quarter ended March 31, 2020 compared with the fourth quarter of 2019 and increased $117,000, or 14%, compared with the first quarter of 2019. The increase in intangible amortization in the first quarter of 2020 compared with the first quarter of 2019 was attributable to the Citizens First acquisition completed during 2019.

Other operating expenses increased $373,000, or 9%, during the first quarter of 2020 compared with the fourth quarter of 2019 and increased $961,000, or 27%, compared with the first quarter of 2019. The increase in the first quarter of 2020 compared with first quarter of 2019 was impacted by the Citizens First acquisition.

About German American
German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 75 banking offices in 20 contiguous southern Indiana counties, eight counties in Kentucky and one county in Tennessee. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chairman & Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

12 of 15

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates; changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; potential deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration; the severity and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and our business, results of operations and financial condition; capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities; risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations; factors driving impairment charges on investments; the impact, extent and timing of technological changes; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future; actions of the Federal Reserve Board; changes in accounting principles and interpretations; potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to the Company’s banking subsidiary; actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms; impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations; the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends; and other risk factors expressly identified in the Company’s filings with the United States Securities and Exchange Commission. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	March 31, 2020	December 31, 2019	March 31, 2019
ASSETS
Cash and Due from Banks	$48,293	$59,971	$45,038
Short-term Investments	43,832	45,898	14,740
Investment Securities	876,140	855,178	824,950

Loans Held-for-Sale	15,561	17,713	8,586

Loans, Net of Unearned Income	3,013,733	3,077,091	2,708,832
Allowance for Credit Losses	(36,641)	(16,278)	(16,243)
Net Loans	2,977,092	3,060,813	2,692,589

Stock in FHLB and Other Restricted Stock	13,968	13,968	13,048
Premises and Equipment	96,383	96,651	89,600
Goodwill and Other Intangible Assets	132,968	133,962	112,920
Other Assets	119,616	113,518	94,053
TOTAL ASSETS	$4,323,853	$4,397,672	$3,895,524

LIABILITIES
Non-interest-bearing Demand Deposits	$869,847	$832,985	$723,995
Interest-bearing Demand, Savings, and Money Market Accounts	2,008,757	1,965,640	1,706,913
Time Deposits	599,910	631,396	634,262
Total Deposits	3,478,514	3,430,021	3,065,170

Borrowings	207,965	349,686	317,480
Other Liabilities	53,834	44,145	33,687
TOTAL LIABILITIES	3,740,313	3,823,852	3,416,337

SHAREHOLDERS' EQUITY
Common Stock and Surplus	301,400	305,625	254,625
Retained Earnings	253,780	253,090	222,246
Accumulated Other Comprehensive Income	28,360	15,105	2,316
SHAREHOLDERS' EQUITY	583,540	573,820	479,187

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,323,853	$4,397,672	$3,895,524

END OF PERIOD SHARES OUTSTANDING	26,498,279	26,671,368	24,992,238

TANGIBLE BOOK VALUE PER SHARE (1)	$17.00	$16.49	$14.66

(1) Tangible Book Value per Share is defined as Total Shareholders' Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
INTEREST INCOME
Interest and Fees on Loans	$37,858	$41,395	$35,119
Interest on Short-term Investments	158	133	141
Interest and Dividends on Investment Securities	5,555	5,810	5,929
TOTAL INTEREST INCOME	43,571	47,338	41,189

INTEREST EXPENSE
Interest on Deposits	5,657	6,231	5,416
Interest on Borrowings	1,658	1,692	2,182
TOTAL INTEREST EXPENSE	7,315	7,923	7,598

NET INTEREST INCOME	36,256	39,415	33,591
Provision for Credit Losses	5,150	1,600	675
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	31,106	37,815	32,916

NON-INTEREST INCOME
Net Gain on Sales of Loans	1,863	973	981
Net Gain on Securities	590	264	155
Other Non-interest Income	11,628	10,041	10,522
TOTAL NON-INTEREST INCOME	14,081	11,278	11,658

NON-INTEREST EXPENSE
Salaries and Benefits	17,400	17,145	15,044
Other Non-interest Expenses	12,928	12,679	11,715
TOTAL NON-INTEREST EXPENSE	30,328	29,824	26,759

Income before Income Taxes	14,859	19,269	17,815
Income Tax Expense	2,387	3,449	2,748

NET INCOME	$12,472	$15,820	$15,067

BASIC EARNINGS PER SHARE	$0.47	$0.59	$0.60
DILUTED EARNINGS PER SHARE	$0.47	$0.59	$0.60

WEIGHTED AVERAGE SHARES OUTSTANDING	26,656,263	26,663,405	24,971,863
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	26,656,263	26,663,405	24,971,863

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended
		March 31,	December 31,	March 31,
		2020	2019	2019
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.15%	1.45%	1.55%
	Annualized Return on Average Equity	8.66%	11.14%	12.98%
	Net Interest Margin	3.74%	4.02%	3.88%
	Efficiency Ratio (1)	59.39%	57.98%	58.23%
	Net Overhead Expense to Average Earning Assets (2)	1.63%	1.87%	1.69%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.06%	0.15%	0.04%
	Allowance for Credit Losses to Period End Loans	1.22%	0.53%	0.60%
	Non-performing Assets to Period End Assets	0.44%	0.33%	0.34%
	Non-performing Loans to Period End Loans	0.61%	0.45%	0.46%
	Loans 30-89 Days Past Due to Period End Loans	0.71%	0.45%	0.45%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$4,335,841	$4,355,980	$3,886,723
	Average Earning Assets	$3,975,054	$3,974,919	$3,568,971
	Average Total Loans	$3,059,398	$3,076,509	$2,718,808
	Average Demand Deposits	$847,891	$839,906	$691,107
	Average Interest Bearing Liabilities	$2,867,779	$2,903,533	$2,708,307
	Average Equity	$575,995	$567,897	$464,234

	Period End Non-performing Assets (3)	$19,079	$14,417	$13,114
	Period End Non-performing Loans (4)	$18,454	$13,992	$12,429
	Period End Loans 30-89 Days Past Due (5)	$21,500	$13,959	$12,197

	Tax Equivalent Net Interest Income	$36,984	$40,158	$34,299
	Net Charge-offs during Period	$440	$1,191	$255

(1)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(2)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(3)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(4)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(5)	Loans 30-89 days past due and still accruing.